EXHIBIT 99.1


                                  PRESS RELEASE


99(cent)ONLY STORES(R)REPORTS THIRD QUARTER 2002 RETAIL SALES WERE $160.4 MILLION, UP 22.6%

     CITY OF COMMERCE, CA - October 8, 2002 -- 99(cent) Only Stores(R) (NYSE:NDN) reported total sales of $172.1 million for the third quarter ended September 30, 2002. This represents an increase of $28.1 million or 19.5% over sales of $144.0 million during the third quarter of 2001.

     99(cent) Only Stores retail sales for the quarter were $160.4 million, up $29.6 million or 22.6% from sales of $130.8 million in 2001. New stores accounted for the majority of this increase.

     Total retail sales for the first nine months of the year were $465.5 million, an increase of 28.1% over 2001. Total sales for the nine months ended September 30, 2002 were $503.1 million up $97.7 million over last year or an increase of 24.1%.

     Same-store-sales for 99(cent) Only Stores, increased 1.1% in the third quarter of 2002. Same-store-sales in the third quarter this year were affected by the 9.3% increase in 2001 and our customers stocking up on emergency supplies after September 11, 2001. Same-store-sales for the first nine months of 2002 increased 3.7%.

     99(cent) Only Stores(R) opened twenty-one stores during the nine months of 2002. The Company is scheduled to open ten additional stores in the fourth quarter this year. Bargain Wholesale sales for the third quarter and the first nine months of 2002 were $11.7 million and $37.6 million, compared to $13.2 million and $41.8 million in 2001.

     Eric Schiffer, President said, "We are pleased to announce retail sales growth of 22.7% in the third quarter and expect to continue to grow annual retail sales by 25%. The next two stores will open October 17th in Long Beach and Merced, California. We will report our third quarter earnings on October 22nd."

     99(cent) Only Stores(R), the nation's oldest existing one-price retailer, operates 144 retail stores, in California, Nevada and Arizona and a wholesale division called Bargain Wholesale. 99(cent) Only Stores(R) emphasizes name-brand consumables, priced at an excellent value, in attractively merchandised stores.

     This press release contains forward-looking statements, as referenced in the Private Securities Litigation Reform Act of 1995 (the "Act"). Forward-looking statements are inherently unreliable and actual results may differ. Factors which could cause actual results to differ materially from these forward-looking statements include, changes in the competitive market place, general economic conditions, factors affecting the retail industry in general, the timing of new store openings, the ability of the company to acquire inventory at favorable costs and other factors discussed in the company's filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Note to Editors: 99(cent) Only Stores(R) news releases and information available on the World Wide Web at htpp://www.99only.com CONTACT: 99(cent)Only Stores(R), City of Commerce, California, Andy Farina, CFO, 323/881-9933--99(cent)--